Exhibit 99.2

Array BioPharma Tweets (@ArrayBioPharma), June 17, 2019

We are excited to announce @Pfizer plans to acquire @ArrayBioPharma. Read more here: http://investor.arraybiopharma.com/news-releases/news-release-details/pfizer-acquire-array-biopharma